Exhibit 10.19

A COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Between

Joint Program Executive Office for Chemical, Biological, Radiological, and Nuclear Defense

(JPEO-CBRND)

(Laboratory)

Biomedical Advanced Research and Development Authority, Office of the Assistant Secretary for Preparedness and Response

(BARDA)

(Laboratory)

and

Humanigen

(Cooperator)

Collectively Cooperators and Laboratories are known as the “Parties” and each individually as a “Party.”

Article 1 Background

1.00 This Agreement is entered into under the authority of the Federal Technology Transfer Act of 1986, 15 U.S.C. 3710a, et seq., between the Cooperator and the LaboratorIes, the Parties to this Agreement.

1.01 JPEO-CBRND and BARDA, on behalf of the U.S. Government, and Cooperator desire to collaborate in research and development on Lenzilumab, the “Product” according to the attached Statement of Work (SOW) described in Appendix A. The benefit to the US government is developing a product for potential response applications by demonstrating safety and efficacy in phase 3 clinical trials.

1.02 By providing consulting services and subject matter expertise for manufacturing, regulatory, and statistical support and providing access to reserved manufacturing capacity at Emergent Biosolutions (Baltimore, MD) related to the development and approval of the Product, the US government will mitigate risk in the clinical trial, focus on treatment outcomes, and facilitate response use by generating pre-Emergency Use Authorization submissions more efficiently.

1.03 NOW, THEREFORE, the Parties agree as follows:

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Article 2 Definitions

2.00 The following terms are defined for this Agreement as follows:

2.01 "Agreement" means this cooperative research and development agreement, or CRADA.

2.02 "Invention" and "Made" have the meanings set forth in Title 15 U.S.C. Section 3703(7) and (8).

2.03 “Product” shall mean lenzilumab, a monoclonal antibody targeting GM-CSF for the treatment of COVID-19 pneumonia.

2.04 "Proprietary Information" means information marked with a proprietary legend which embodies trade secrets developed at private expense or which is confidential business or financial information, provided that such information:

(i)       is not generally known, or which becomes generally known or available during the period of this Agreement from other sources without obligations concerning their confidentiality;

(ii)     has not been made available by the owners to others without obligation concerning its confidentiality; and

(iii)    is not already available to the receiving party without obligation concerning its confidentiality.

(iv)    is not independently developed by or on behalf of the receiving party, without reliance on the information received hereunder.

2.05 "Subject Data" means all recorded information first produced in the performance of this Agreement.

2.06 "Subject Invention" means any Invention made as a consequence of the performance of work under this Agreement.

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Article 3 Research Scope and Administration

3.00 Statement of Work. Research performed under this Agreement shall be performed in accordance with the SOW incorporated as a part of this Agreement at Appendix A. It is agreed that any descriptions, statements, or specifications in the SOW shall be interpreted as goals and objectives of the services to be provided under this Agreement and not requirements or warranties. Laboratories and Cooperator will endeavor to achieve the goals and objectives of such services; however, each party acknowledges that such goals and objectives, or any anticipated schedule of performance, may not be achieved.

3.01 Review of Work. Periodic conferences shall be held between the Parties for the purpose of reviewing the progress of work. It is understood that the nature of this research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, all research will be performed in good faith.

3.02 Product Manager. Any work required by the Laboratories under the SOW will be performed under the supervision of Sheila Miknyoczki 200 C St SW Washington DC 20024; phone: 202-731-0362; Sheila.miknyoczki@hhs.gov ], who has responsibility for the scientific and technical conduct of this project on behalf of the US government. Any work required by the Cooperator under the SOW will be performed under the supervision of Cameron Durrant 533 Airport Blvd, Suite 400 Burlingame, CA 94010; phone: 908-672-9908; cdurrant@humanigen.com, who has responsibility for the scientific and technical conduct of this project on behalf of the Cooperator.

3.03 Collaboration Changes. If at any time the product managers determine that the research data dictates a substantial change in the direction of the work, the Parties shall make a good faith effort to agree on any necessary change to the SOW and make the change by written notice to the addresses listed in section 9.05 Notices.

3.04 Final Report. The Parties shall prepare a final report of the results of this project within six months after completing the SOW.

Article 4 Ownership and Use of Physical Property The parties will not transfer physical property. This agreement is for consulting services and technical support only and requires only access to data. It does not cover the testing that generates the data. Any transfer of physical property will occur under separate agreements.

Article 5 Subject Data and Proprietary Information

5.00 Subject Data Ownership. This agreement is for sharing data and consulting and technical support only. Any need to cover patent protection, intellectual property cooperation, joint ownership, or US government access will be covered under separate agreements.

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5.01 Proprietary Information/Confidential Information. Each party shall place a proprietary notice on all information it delivers to the other party under this Agreement that it asserts is proprietary. The Parties agree that any Proprietary Information or Confidential Information furnished by one party to the other party under this Agreement, or in contemplation of this Agreement, shall be used, reproduced and disclosed by the receiving party only for the purpose of carrying out this Agreement, and shall not be released by the receiving party to third parties unless consent to such release is obtained from the providing party.

5.02 Army limited-access database. Notwithstanding anything to the contrary in this Article, the existence of established CRADAs specifying areas of research and their total dollar amounts may be documented on limited access, password-protected websites of the JPEO-CBRND to provide a complete picture of research efforts.

5.03 Information Release Restrictions and Public Affairs for Both Parties. Except for disclosure and information required by the Securities and Exchange Commission (“SEC”), the Parties agree to confer, review and approve prior to the public release of Subject Data and Proprietary Information as follows:

(i)       Manuscript(s): Prior to any Party submitting a manuscript for publication which contains the results of the research under this Agreement, each party shall notify the other Parties in writing of the proposed manuscript, offer ample opportunity to review proposed manuscript, and to file patent applications in a timely manner (if applicable). Parties also agree to give appropriate credit to the entity responsible for research and development performed. This applies to information generated collaboratively.

(ii)     Press releases, presentations, or other public releases of information: Prior to any such release containing the results or research performed under this Agreement Parties agree to provide written notification and ample opportunity for review. Comments and approval by each Party shall be prior to release, except that the Laboratories may release the name of the Cooperator and the title of the research for official government purposes without prior approval from the Cooperator. This applies to any press release, including those related to regulatory submissions, SEC filings, or any other press release.

(iii)    Public Affairs and Operational Security Review: All manuscripts, press releases, presentations and other publications will be provided to the JPEOCBRND Public Affairs Office (PAO) and BARDA’s Communications Team allowing for thirty (30) days for review/approval prior to use or release. Per JPEO-CBRND regulation the PAO review will include Operational Security (OPSEC) review.

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5.04 FDA Documents. This Agreement involves a product regulated by the U.S. Food and Drug Administration (FDA), the Parties authorize and consent to allow each other or their contractors or agents access to any documents filed with the FDA related to the product. Parties agree to include representatives from both Parties at all FDA regulatory meetings related to the Product.

5.05 Clinical Specimens/Samples: If applicable: The Parties intend to collaborate in the conduct of future clinical trials. Rights and usage of any future clinical trial specimens and samples, and storage and usage rights, will be detailed in other Clinical Trial Agreements (CTAs) to be cross-referenced to this CRADA.

Article 6 Termination

6.00 Termination by Mutual Consent. Parties may elect to terminate this Agreement, or portions thereof, at any time by mutual consent.

6.01 Termination by Unilateral Action. Any party may unilaterally terminate this entire Agreement at any time by giving the other Parties written notice, not less than 60 days prior to the desired termination date.

6.02 Termination due to Subsequent Agreements. This agreement automatically terminates if a subsequent Contract or Other Transaction is awarded that overlaps with any tasks in this CRADA.

6.03 Termination Procedures. In the event of termination, the Parties shall specify the disposition of all property, patents and other results of work accomplished or in progress, arising from or performed under this Agreement by written notice. Upon receipt of a written termination notice, the Parties shall not make any new commitments and shall, to the extent feasible, cancel all outstanding commitments that relate to this Agreement. Notwithstanding any other provision of this Agreement, any exclusive license entered into by the Parties relating to this Agreement shall be simultaneously terminated unless the Parties agree to retain such exclusive license.

Article 7 Disputes

7.00 Settlement. Any dispute arising under this Agreement which is not disposed of by agreement of the product managers shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall be the disposition of such dispute, however; nothing in this section shall prevent any party from pursuing any and all administrative and/or judicial remedies which may be allowable.

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Article 8 Liability

8.00 Property. Neither party shall be responsible for damages to any property provided to, or acquired by, the other party pursuant to this Agreement.

8.01 Cooperator's Employees. Cooperator agrees to indemnify and hold harmless the U.S. Government for liability of any kind involving an employee of Cooperator arising in connection with this Agreement, and for all liabilities arising out of the use by Cooperator of Laboratories’ research and technical developments, or out of any use, sale or other disposition by Cooperator of products made based on Laboratories’ technical developments, except to the extent the liability is due to the negligence of Laboratories’ under the provisions of the Federal Tort Claims Act or the Public Readiness and Emergency Preparedness Act. This provision shall survive termination or expiration of this Agreement.

8.02 No Warranty. The Parties make no express or implied warranty as to any matter whatsoever, including the conditions of the research or any Invention or product, whether tangible or intangible, made, or developed under this Agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any Invention or product.

Article 9 Miscellaneous

9.00 Governing Law. The construction, validity, performance, and effect of this Agreement shall be governed for all purposes by the laws applicable to the United States Government.

9.01 Export Control and Biological Select Agents and Toxins. The obligations of the Parties to transfer technology to one or more other parties, provide technical information and reports to one or more other parties, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the United States Government or written assurances by the Parties that the Parties shall not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the United States Government. The Parties do not, alone or collectively, represent that a license shall not be required, nor that, if required, it shall be issued. In addition, where applicable, the Parties agree to fully comply with all laws, regulations, and guidelines governing biological select agents and toxins.

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9.02 Independent Contractors. The relationship of the Parties to this Agreement is that of independent contractors and not as agents of each other or as joint venturers or partners.

9.03 Use of Name or Endorsements. (a) The Parties shall not use the name of the other Party on any product or service which is directly or indirectly related to either this Agreement or any patent license or assignment agreement which implements this Agreement without the prior approval of the other party, except use or reference of this CRADA and the Laboratories may be allowed without written permission in the Cooperator’s required disclosures and filings with the Securities and Exchange Commission (“SEC”) and other regulatory authorities . (b) By entering into this Agreement, The US government does not directly or indirectly endorse any product or service provided, or to be provided, by Cooperator, its successors, assignees, or licensees. Cooperator shall not in any way imply that this Agreement is an endorsement of any such product or service. Press releases or other public releases of information shall be coordinated between the parties prior to release, except that the Laboratories may release the name of the Cooperator and the title of the research without prior approval from the Cooperator.

9.04 Survival of Specified Provisions. The rights specified in provisions of this

Agreement covering, Proprietary Information, Substitution for U.S. FDA Licensure, Transfer to Third Party, and Liability shall survive the termination or expiration of this Agreement.

9.05 Notices. All notices pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative addressed as follows:

If to JPEO-CBRND: Dr. Clay Holloway

JPEO-CBRND ORTA

1564 Freedman Dr., Ft. Detrick, MD, 21702

Phone: 301-619-8513

carl.c.holloway.civ@mail.mil

If to Cooperator: Cameron Durrant

533 Airport Blvd, Suite 400 Burlingame, CA 94010

Phone: 908-672-9908

cdurrant@humanigen.com

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If to Product Manager: Sheila Miknyoczki

200 C St SW Washington DC 20024

Phone: 202-731-0362

Sheila.miknyoczki@hhs.gov

Any party may change such address by notice given to the other in the manner set forth above.

9.06 Substitution for U.S. FDA Licensure. (If applicable) To ensure the continued development and commercial availability of the products which the Parties will collaborate to develop under this Agreement, Cooperator will notify JPEO-CBRND and BARDA in writing within 30 days of any Cooperator management decision that Cooperator will not pursue U.S. FDA licensure of any such product and/or commercial marketing of such product as originally agreed upon. If requested by JPEO-CBRND and BARDA within 10 days upon receipt of notice from the Cooperator, Cooperator will transfer the IND, the Orphan Drug Status, the pre-Emergency Use Authorization submission, the Biologics License Application (“BLA”) and all associated product/regulatory documentation related to such product to JPEO-CBRND regulatory offices. If such material was developed by the Cooperator, the provision of this material to JPEO-CBRND will be upon fair and reasonable terms negotiated in good faith between Cooperator and JPEO-CBRND. Provided that minimum compensation shall not be less than amounts spent to date by Cooperator for the development of the Product. If such material was provided by JPEO-CBRND originally, such material will be returned without negotiation or compensation.

9.07 Transfer to Third Party. Also to ensure the continued development and commercial availability for the U.S. Government of these products which the Parties will collaborate to develop under this Agreement, Cooperator will ensure that any transfer of the IND, EUA, or BLA for such products to a third party will ensure that the third party is obligated to comply with paragraph 9.06 of this Agreement as if it were to Cooperator.

Article 10 Duration of Agreement and Effective Date

10.00 Effective Date. This Agreement shall enter into force as of the date it is signed by the last authorized representative of the Parties.

10.01 Signature Execution. This Agreement may be executed in one or more counterparts by the Parties by signature of a person having authority to bind the party, which may be by facsimile signature, each of which when executed and delivered, by facsimile transmission, mail, or email delivery, will be an original and all of which will constitute but one and the same agreement.

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10.02 Modification and Future Research. It is the Parties intent that changes to the terms of this Agreement and/or additional agreed upon SOWs, to include future Clinical Trials, will be added to this Agreement as written Notice of Modifications (NOMs). Original terms will remain in effect throughout the NOMs unless otherwise stated and agreed upon.

10.03 Expiration Date. This Agreement will automatically expire one (1) year from effective date unless it is revised by written notice and mutual agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

For JPEO-CBRND:

	/s/ Douglas Bryce	DATE	1/21/2021
NAME
Mr. Douglas Bryce
Joint Program Executive Officer for CBRN Defense

For BARDA:

/s/ Gary Disbrow
	NAME	DATE	1/21/2021
Dr. Gary Disbrow
Director

For the Cooperator:

	/s/ Cameron Durrant	DATE	1/21/2021
NAME
Cameron Durrant
Chairman and CEO, Humanigen

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Proprietary

(CRADA) APPENDIX A

STATEMENT OF WORK

Title: Consulting Services for the development and manufacturing of Lenzilumab for COVID-19.

Background: Parties desire to collaborate in clinical trials and manufacturing of the Product, Lenzilumab. The benefit to the US government is developing a product for potential response applications by demonstrating safety and efficacy in clinical trials. By providing consulting services and subject matter expertise for manufacturing, regulatory, and statistical support, and providing access to reserved manufacturing capacity at Emergent Biosolutions (Baltimore, MD), the US government will mitigate risk in the clinical trial, focus on treatment outcomes, and facilitate response use by generating pre-Emergency Use Authorization submissions more efficiently.

Collaboration:

US government agrees to:

1.	Provide consulting services and subject matter expertise for manufacturing, regulatory, and statistical support in anticipation of applying for Emergency Use Authorization (EUA) and eventually submitting a BLA.

2.	Provide regulatory review and comments promptly on final drafts of submissions prior to submitting to FDA, including but not limited to any request for Emergency Use Authorization under Section 564 of the Federal Food, Drug & Cosmetic Act and any biologics license application under the provisions of §351(a) of the Public Health Service Act to permit use and marketing.

3.	Provide regulatory representatives to participate in any formal or informal Sponsor meetings with the FDA.

4.	Provide review of Public Law 115-92 Sponsor Authorization Letter prior to submission to the FDA.

5.	Provide access to reserved manufacturing capacity for fill/finish activities at Emergent Biosolutions, Baltimore, MD (Camden). The US government provides the reserved fill/finish slot.

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Cooperator agrees to:

1.	Make available all data on performance of the Product in clinical trials.

2.	Make available all correspondence with FDA (written, electronic, and telephonic) on the Product.

3.	Make available all information related to current and planned manufacturing of the Product including production plans, scheduling, and technical information.

4.	Provide to Laboratories a letter to FDA indicating the Senior Director Medical Regulatory (SDMR) as a co-contact.

5.	Provide to Laboratories top-line summaries and key conclusions supporting FDA regulatory filing.

6.	Provide to Laboratories final drafts of FDA submissions for review prior to submitting to FDA, including but not limited to any request for Emergency Use Authorization under Section 564 of the Federal Food, Drug & Cosmetic Act and any biologics license application under the provisions of §351(a) of the Public Health Service Act to permit use and marketing.

7.	Provide invitations for Laboratories regulatory representatives to participate in any formal or informal Sponsor meetings with the FDA.

8.	Provide to Laboratories all material communications and summaries thereof, both formal and informal, to or from FDA, regarding the Product within 48 hours.

9.	Provide Public Law 115-92 Sponsor Authorization Letter for Laboratory review prior to submission to the FDA; and upon Laboratory approval, submit the letter to FDA.

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